Exhibit 99.1

Press release dated February 3, 2004

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS
Contact:	Dorothy B. Wright
Vice President
(843) 529-5601

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES

RESULTS OF ANNUAL MEETING

Charleston, South Carolina (February 3, 2004) (NASDAQ: FFCH) -- At the annual meeting of shareholders of First Financial Holdings, Inc. ("First Financial") held on January 29, 2004, A. L. Hutchinson, Jr. announced his retirement as Chairman of the Boards of First Financial and First Federal of Charleston ("First Federal"). At subsequent meetings, the Board of Directors elected James C. Murray as Chairman and Paul G. Campbell, Jr. as Vice Chairman of the Boards of First Financial and First Federal.

     Also at the annual meeting, Gary C. Banks, Jr., Paula Harper Bethea and Paul G. Campbell, Jr. were re-elected to the Board of Directors for three-year terms to expire in January 2007. Shareholders also ratified the adoption of the 2004 Outside Directors Stock Options-for-Fees Plan and the 2004 Employee Stock Purchase Plan.

     Effective with the meeting, Mr. Hutchinson was named Director Emeritus. A. Thomas Hood, President and Chief Executive Officer, stated, "We appreciate the many contributions Mr. Hutchinson has made to our Company. We are very fortunate to have had his business experience and loyal service as a Senior Loan Officer, President and CEO, and Director for 43 years."

     Mr. Murray became a Director of First Financial and First Federal in 1991. Mr. Hood commented, "Mr. Murray has been an outstanding addition to First Financial and First Federal's Boards. He is one of the most recognized and respected business leaders in our region. We are pleased to have him serve as Chairman of First Financial and First Federal."

     Mr. Campbell was elected to the Board of Directors of First Financial and First Federal in 1991. Mr. Hood commented, "Mr. Campbell's contributions to our Boards are numerous. His continued leadership will greatly benefit our Company and the communities we serve."

     First Financial is the thrift holding company of First Federal which operates a total of 46 offices located in the Charleston Metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage and trust services through First Southeast Insurance Services, First Southeast Investor Services and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.